                                EXHIBIT 99.7

                          [LETTERHEAD OF GENE LOGIC]

                                 NEWS RELEASE

Contacts:
GENE LOGIC INC.            ONCORMED INC.                 BURNS MCCLELLAN
Mark D. Gessler            Leslie M. Alexandre, Dr.P.H.  Lisa Burns (Investors)
Senior Vice President      Vice President, Corporate     Liz Landy (Media)
Corporate Development      Affairs & Marketing           (212) 213-0006
& Chief Financial Officer  Tel: (301) 208-1888 ext. 521
Tel: (301) 987-1700        Fax: (301) 926-6125
Fax: (301) 987-1701        lalexandre@oncormed.com
mgessler@genelogic.com     www@oncormed.com
www@genelogic.com

FOR IMMEDIATE RELEASE

GENE LOGIC AND ONCORMED RELEASE ADDITIONAL DETAILS OF GENE LOGIC'S ACQUISITION OF ONCORMED

Gaithersburg, MD - July 7, 1998 - In response to inquiries related to the acquisition of Oncormed, Inc. (AMEX:ONM) by Gene Logic Inc. (Nasdaq:GLGC), the companies announced additional details related to the transaction. As reported earlier in the day, Gene Logic and Oncormed Inc. have signed a definitive agreement pursuant to which Gene Logic will acquire all of the outstanding stock of Oncormed for Gene Logic Common Stock in a forward triangular merger. Under the terms of the agreement, Gene Logic will issue a maximum of 4,849,815 shares of Gene Logic Common Stock to the stockholders of Oncormed, which number may be reduced based on the value of Gene Logic stock at the time of the stockholder meeting to approve the transaction, giving the transaction a value not to exceed approximately $38 million. Such price was set by using a 15-day trailing average from June 12th by which calculation Gene Logic stock was at $6.85 per share and Oncormed stock was at $3.29 per share, yielding an exchange ratio of approximately 0.48 per share (based on the companies' respective fully-diluted capitalization, excluding warrants and out-of-the-money options, as of the date of the definitive agreement). However, if the 15-day average closing price of Gene Logic Common Stock prior to the stockholder meeting to approve this transaction is more than $7.88 per share, then the total number of shares of Gene Logic Common Stock to be issued will be determined by dividing a maximum total transaction value of approximately $38 million by such average closing price, resulting in a maximum value per share of Oncormed stock of $3.79.

Oncormed (http://www.oncormed.com) uses proprietary genomics technologies and software to characterize genes to establish clinical relevance and to profile patients for pharmacogenomic and therapeutic purposes. The company's mission is to accelerate the translation of genetic discoveries into clinically-useful products and services through strategic collaborations with pharmaceutical, genomic and biotechnology companies. Oncormed has established corporate alliances with major pharmaceutical companies, including Merck & Co., Schering-Plough,

Rhone-Poulenc Rorer and ZENECA Diagnostics, with biotechnology companies Introgen Therapeutics and Onyx Pharmaceuticals, and with Affymetrix and Incyte Pharmaceuticals.

Gene Logic combines powerful genomics technologies and bioinformatics expertise to accelerate the discovery and development of new drugs. Gene Logic provides its pharmaceutical company partners with products designed to reduce the time, cost and risk associated with drug discovery and development. These include proprietary genomic databases of gene expression for new drug target discovery and development, a novel screening technology for identifying new drug leads, and a comprehensive bioinformatics system for analyzing, managing and integrating biological information into the drug discovery process. Gene Logic has established strategic alliances with N.V. Organon, a pharmaceutical business unit of Akzo Nobel, Procter & Gamble Pharmaceuticals, Inc., Japan Tobacco, Inc., SmithKline Beecham and the Wyeth-Ayerst Research Division of American Home Products. In addition, Gene Logic has an exclusive alliance with Hoechst Schering AgrEvo for discovery of genes to develop crop protection and improvement products.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ASCRIBED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THE POTENTIAL INABILITY TO COMPLETE THE MERGER AS SCHEDULED, OR AT ALL, THE POSSIBILITY THAT SOME OR ALL OF THE OBJECTIVES OF THE MERGER WILL NOT BE ACHIEVED, POTENTIAL PROBLEMS ASSOCIATED WITH INTEGRATING THE TWO COMPANIES, INCLUDING THE RISK THAT KEY EMPLOYEES WILL CHOOSE TO LEAVE, ACCEPTANCE OF THE MERGER BY CORPORATE PARTNERS AND THE MARKET, AS WELL AS RISKS AND UNCERTAINTIES ASSOCIATED WITH THE ONGOING BUSINESSES OF EACH COMPANY AS DISCUSSED IN THEIR RESPECTIVE ANNUAL REPORTS ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 AND THEIR OTHER REPORTS AND DOCUMENTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                       2